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                            LifePoint Hospitals, Inc.



Date:    June 3, 2001


                      James M. Fleetwood, Chairman and CEO
                     of LifePoint Hospitals, Dies in Florida

BRENTWOOD, TENNESSEE - James M. Fleetwood, Jr., Chairman and Chief Executive Officer of LifePoint Hospitals, Inc., (NASDAQ: LPNT), died Saturday, June 2nd of an apparent heart attack in Fort Lauderdale, Florida. He was 54 years old and a resident of Nashville.

Funeral arrangements are incomplete.

DeWitt Ezell, Jr., was elected to serve as Interim Chairman in a non-executive capacity during a LifePoint board meeting on Sunday, June 3rd. Mr. Ezell is the former State President of Tennessee BellSouth Telecommunications. He retired in 1999 after 37 years in the firm's management. He is a resident of Nashville.

Mr. Fleetwood had served as LifePoint's President and Chief Operating Officer since its formation in 1999. He became Chairman and CEO of the company in May, 2000, following the death of then Chairman and CEO, Scott L. Mercy, in an airplane accident. Mr. Ezell also served as Interim Chairman after Mr. Mercy's death.

The following statement was issued by the board of directors and management group of LifePoint:

"Jim Fleetwood was our great friend, as well as our leader. Our hearts go out to Jim's wife, Gay, and to their two children, Ashley and Josh. Jim was nationally recognized as an outstanding and dedicated healthcare professional. He will be deeply missed by all who knew him."

"Jim Fleetwood's trademark was his pragmatic approach to the professional delivery of the highest levels of quality healthcare, " Mr. Ezell said.



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"The board is proud of the distinctive culture that has been established at
LifePoint. This is based on a commitment to: quality patient care; employees; physicians; community needs and fiscal responsibility. The board remains committed to these ideals and will identify the best person to continue to implement the company's operating philosophy and business strategy," said Ezell.

Operations of the company will continue under the senior management team in the corporate office, led by Ken Donahey, Executive Vice President and Chief Financial Officer. Hospital operations remain under the direct day-to-day leadership of Division Presidents: Bill Gracey and Dan Slipkovich.

LifePoint Hospitals owns and operates 21 non-urban hospitals throughout the United States. It is headquartered in Nashville, Tennessee.